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                                                                    EXHIBIT 11



                          CASEY'S GENERAL STORES, INC.
                          ----------------------------


                       Computation of Per Share Earnings


PRIMARY EARNINGS PER SHARE - The computation of primary earnings per share is not presented since such computation can be clearly determined from the material contained in the Consolidated Financial Statements and notes thereto included in the Company's Annual Report to Shareholders for the fiscal year ended April 30, 1996.

FULLY DILUTED EARNINGS PER SHARE - The following sets forth the computation of per share earnings on a fully diluted basis:

                             Year Ended April 30,
                             --------------------

                               1996            1995           1994
                               ----            ----           ----
Net income                     $26,767,085     $22,880,841    $16,564,097

Interest savings net of
 income taxes on assumed
 conversion of convertible
 debentures                      ---             ---            1,220,747
                               -----------     -----------    -----------

Earnings applicable to
 fully diluted shares          $26,767,085     $22,880,841    $17,784,844
                               ===========     ===========    ===========

Average common shares
 outstanding                     26,110,419      25,930,614     22,571,288

Average common equivalent
 shares applicable to
 stock options                      129,413         194,473        125,704

Average common shares
 issuable on assumed
 conversion of convertible
 debentures                        ---             ---           3,320,836
                                -----------     -----------    -----------

                                 26,239,832      26,125,087     26,017,828
                                ===========     ===========    ===========

Earnings per share-fully
 diluted basis (A)              $      1.02     $       .88    $       .68
                                ===========     ===========    ===========





(A)  Fully diluted earnings per share cannot exceed primary earnings per share.